Exhibit 10.1

REDWOOD TRUST, INC.

DEFERRED STOCK UNIT AWARD AGREEMENT

DEFERRED STOCK UNIT AWARD AGREEMENT dated as of the [Date] day of [Month] [Year] (the “Award Agreement”), by and between Redwood Trust, Inc., a Maryland corporation (the “Company”), and [First Name] [Last Name], an employee, consultant or non-employee director of the Company (the “Participant”).

Pursuant to the Redwood Trust, Inc. Amended and Restated 2014 Incentive Award Plan (as may be amended from time to time, the “Plan”), the Compensation Committee (the “Committee”) of the Board of Directors of the Company has determined that the Participant is to be granted an award of Deferred Stock Units for shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), on the terms and conditions set forth herein (the “Award”), and the Company hereby grants such Award.  This Award is being made in connection with a deferral of compensation by the Participant pursuant to the Redwood Trust, Inc. Executive Deferred Compensation Plan, as amended to date (the “Deferred Compensation Plan”), and the executed Deferral Election attached hereto as Exhibit A (the “Deferral Election”). Any capitalized terms not defined herein shall have the meaning set forth in the Plan or the Deferred Compensation Plan, as applicable.

1.         Number of Shares Awarded; Deferral Election.  This Award entitles the Participant to receive [Number of shares (_____)] shares of Common Stock (the “Award Shares”), in connection with the expiration of the Restricted Period described below.

2.         Dividends.  In accordance with Section 10.4 of the Plan, the number of Award Shares set forth in Section 1 shall not be adjusted to reflect the payment of regular cash dividends declared on Common Stock during the Restricted Period.  The Participant will instead be entitled to Dividend Equivalents (“DERs”) pursuant to which the Participant will be entitled to receive, pursuant to the Plan and the Deferred Compensation Plan and in accordance with the applicable Deferral Election, an amount equal to the aggregate regular cash dividends with a record date during the Restricted Period that would have been payable to the Participant with respect to the share of Common Stock underlying the Award Share had it been outstanding on the applicable record date. DERs shall remain outstanding from the Grant Date (as defined below) until the earlier of the payment or forfeiture of the underlying Award Share (at which point, the corresponding DER will be forfeited). Subject to an applicable Deferral Election, any amounts that may become payable in respect of this Section 2 shall be paid as and when the dividends in respect of which such DER payments arise are paid to holders of Common Stock, without regard to the vested status of the underlying Award Share. Any amounts that may become payable in respect of this Section 2 shall be treated separately from the Award Shares and the rights arising in connection therewith for purposes of Section 409A of the Code.

3.         Vesting and Restricted Periods.

(a)	The Award Shares shall vest on the following schedule:

As of [1st year + 1 month anniversary of the date of this Award Agreement], 25%;

At the beginning of each subsequent calendar quarter (beginning [January 1, April 1, July 1 or October 1 following the 1st year anniversary of this Award Agreement, as applicable]), 6.25%; and

All Award Shares shall be fully vested as of [One day before the 4th year anniversary of the date of this Award Agreement].

Award Shares that have become vested pursuant to this Section 3 are referred to as “Vested Award Shares”.  The period from the date of this Award to the applicable date or dates specified for delivery of such shares is referred to as the “Restricted Period”.

(b)       Award Shares shall be delivered to the Participant at the time or times provided in the Deferral Election and the Deferred Compensation Plan (or any re-deferral election made in accordance with Section 409A of the Code and the terms of the Deferred Compensation Plan). Vested Award Shares shall not be forfeited in the event of the Participant’s Termination of Service but rather delivery of such Vested Award Shares shall continue to be governed by the terms of the Deferral Election and the Deferred Compensation Plan (or any re-deferral election made in accordance with Section 409A of the Code and the terms of the Deferred Compensation Plan).

(c)       Upon the Participant’s Termination of Service due to Disability or death or a Qualifying CIC Termination (as defined below), in any such case, prior to the expiration of the vesting period in Section 3(a), any Award Shares not vested at the time of such termination shall immediately vest and be credited to the Participant’s Deferral Account and shall not be forfeited. Notwithstanding anything herein or in the Plan or the Deferred Compensation Plan to the contrary, for purposes of this Section 3(c), a “Disability” shall only exist if the Participant is “disabled” within the meaning of Section 409A of the Code.

(d)       Upon the Participant’s Termination of Service due to Retirement (as defined below) on or following the one-year anniversary of the Grant Date (as defined below), any Award Shares not vested at the time of such termination shall immediately vest and be credited to the Participant’s Deferral Account and shall not be forfeited. Upon the Participant’s Termination of Service due to Retirement prior to the one-year anniversary of the Grant Date, a number of Award Shares not vested at the time of such Termination of Service shall vest such that the total number of Award Shares vested with respect to this Award equals the total number of Award Shares, pro-rated based on (x) the number of days from the Grant Date through the date on which the Participant experiences a Termination of Service due to Retirement, divided by (y) 365, with such pro-rata portion of the Award Shares to be credited to the Participant’s Deferral Account and not forfeited.

(e)       Upon the Participant’s Termination of Service prior to the expiration of the vesting period in Section 3(a), any Award Shares not vested at the time of such termination (after taking into account any vesting that occurs in connection with such Termination of Service), shall become ineligible for crediting to the Participant’s Deferral Account and shall be forfeited.

(f)       For purposes of this Agreement, the following terms have the meanings set forth below:

(i)        A “Qualifying CIC Termination” means the Participant’s Termination of Service by the Company without Cause or by the Participant for Good Reason, in either case, on or within twenty-four (24) months following a Change in Control (as defined in the Plan).

(ii)       “Cause” shall have such meaning defined in the Participant’s employment agreement with the Company or, if no such agreement exists or does exist but does not contain such a definition, shall mean (i) the Participant’s material failure to substantially perform the reasonable and lawful duties of the Participant’s position for the Company, which failure shall continue for thirty (30) days after written notice thereof by the Company to the Participant; (ii) acts or omissions constituting gross negligence, recklessness or willful misconduct on the Participant’s part in respect of the performance of the Participant’s duties, the Participant’s fiduciary obligations or otherwise relating to the business of the Company; (iii) the habitual or repeated neglect of the Participant’s duties; (iv) the Participant’s conviction of a felony; (v) the Participant’s theft or embezzlement, or attempted theft or embezzlement, of money or tangible or intangible assets or property of the Company or its employees, customers, clients, or others having business relations with the Company; (vi) any act of moral turpitude by the Participant injurious to the interest, property, operations, business or reputation of the Company; or (vii) the Participant’s unauthorized use or disclosure of trade secrets or confidential or proprietary information pertaining to the Company’s business.

(iii)       “Good Reason” shall have such meaning defined in the Participant’s employment agreement with the Company or, if no such agreement exists or does exist but does not contain such a definition, shall mean the occurrence, without the Participant’s express written consent, of any one or more of the following events: (i) a material reduction in the Participant’s base salary or wages or a material reduction by the Company in the value of the Participant’s total compensation package (salary, wages, bonus opportunity, equity incentive award opportunity and benefits) if such a reduction is not made in proportion to an across-the-board reduction for all similarly-situated service providers of the Company; or (ii) the relocation of the Participant’s principal Company office to a location more than twenty-five (25) miles from its location as of the date hereof, except for required travel on the Company’s business to the extent necessary to fulfill the Participant’s obligations to the Company.  Notwithstanding the foregoing, the Participant will not be deemed to have resigned for Good Reason unless (1) the Participant provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by the Participant to constitute Good Reason within ninety (90) days after the date of the occurrence of any event that the Participant knows or should reasonably have known to constitute Good Reason, (2) the Company fails to cure such acts or omissions within thirty (30) days following its receipt of such notice, and (3) the effective date of the Participant’s termination for Good Reason occurs no later than thirty (30) days after the expiration of the Company’s cure period.

(iv)        “Grant Date” means the date first written above in this Agreement.

(v)        “Retirement” shall mean a Termination of Service due to retirement (as determined by the Committee in its sole discretion) if such Termination of Service (i) occurs on or after the completion by the Participant of ten (10) years of employment with the Company (which need not be continuous) and (ii) the sum of the Participant’s age and years of service as an Employee equals or exceeds seventy (70) (in each case measured in years, rounded down to the nearest whole number). [Notwithstanding the generality of the foregoing, a Termination of Service shall only constitute a Retirement if the Participant provides the Company with at least [insert #] months’ written notice of his or her anticipated retirement (which notice period may be up to 12 months, based on the Participant’s position with the Company at the time of such anticipated retirement).]

4.         At-Will Employment.  This Award Agreement is not an employment contract and nothing in this Award Agreement shall be deemed to create in any way whatsoever any obligation of the Participant to continue as an Employee, Consultant or Director of the Company or on the part of the Company to continue the employment or other service relationship of the Participant with the Company.  It is understood and agreed to by the Participant that the Award and participation in the Plan or the Deferred Compensation Plan does not alter the at-will nature of the Participant’s relationship with the Company (subject to the terms of any separate employment agreement the Participant may have with the Company).  The at-will nature of the Participant’s relationship with the Company can only be altered by a writing signed by both the Participant and the Chief Executive Officer or the President of the Company.

5.         Notices.  Any notice required or permitted under this Award Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Participant either at the Participant’s address set forth below or such other address as the Participant may designate in writing to the Company, and to the Company:  Attention:  General Counsel, at the Company’s address or such other address as the Company may designate in writing to the Participant.

6.         Failure to Enforce Not a Waiver.  The failure of the Company to enforce at any time any provision of this Award Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

7.         Restrictive Covenants; Arbitration.   The Participant agrees and acknowledges that the Participant’s right to receive and retain the Award Shares and any DER payments is subject to and conditioned upon the Participant’s continued compliance with the restrictive covenants contained in Exhibit B attached hereto.   In addition, the Participant agrees and acknowledges that any dispute arising with respect to this Award and this Award Agreement will be subject to the Alternative Dispute Resolution provisions set forth in an Employment and Confidentiality Agreement by and between the Participant and the Company.

8.         Existing Agreements.  This Award Agreement does not supersede nor does it modify any existing agreements between the Participant and the Company.

9.         Incorporation of Plan.  The Plan and the Deferred Compensation Plan are incorporated by reference and made a part of this Award Agreement, and this Award Agreement is subject to all terms and conditions of the Plan and the Deferred Compensation Plan as in effect from time to time.

10.       Amendments.   This Award Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto.  Notwithstanding the foregoing, the Deferral Election shall be irrevocable and the dates specified for distribution of Vested Award Shares may not be modified after the date hereof except as otherwise permitted under Section 409A of the Code.

11.       Withholding.   The Company shall withhold, or cause to be withheld, Award Shares or other compensation otherwise vesting or issuable under this Award in satisfaction of any applicable withholding tax obligations. The number of Award Shares which may be so withheld or surrendered shall be limited to the number of Award Shares which have a fair market value on the date of withholding no greater than the aggregate amount of such liabilities based on the maximum individual statutory withholding rates in the Participant’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income. To the extent that any Federal Insurance Contributions Act tax withholding obligations arise in connection with the Award prior to the applicable vesting date, the Administrator may accelerate the payment of a portion of the Award sufficient to satisfy (but not in excess of) such tax withholding obligations and any tax withholding obligations associated with any such accelerated payment, and the Administrator shall withhold such amounts in satisfaction of such withholding obligations.

12.       Section 409A.   Notwithstanding anything to the contrary contained in this Award Agreement, this Award Agreement is intended to comply with Section 409A of the Code and this Award Agreement, the Plan and the Deferred Compensation Plan shall be interpreted in a manner consistent with such intent, and any provisions of this Award Agreement, the Plan or the Deferred Compensation Plan that would cause the Award to fail to satisfy the requirements for an effective deferral of compensation under Section 409A of the Code shall have no force and effect. Notwithstanding anything to the contrary in this Award Agreement, no amounts shall be paid to the Participant under this Award Agreement during the six (6)-month period following the Participant’s “separation from service” (within the meaning of Section 409A of the Code) to the extent that the Administrator determines that the Participant is a “specified employee” (within the meaning of Section 409A of the Code) at the time of such separation from service and that paying such amounts at the time or times indicated in this Award Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without being subject to such additional taxes), the Company shall pay to the Participant in a lump-sum all amounts that would have otherwise been payable to the Participant during such six (6)-month period under this Award Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Award Agreement on the day and year first above written.

REDWOOD TRUST, INC.

By:
[Andrew P. Stone]
[General Counsel & Secretary]
One Belvedere Place, Suite 300
Mill Valley, CA 94941

The undersigned hereby accepts and agrees to all the terms and provisions of this Award Agreement and to all the terms and provisions of the Plan herein incorporated by reference.

[First Name] [Last Name]
c/o Redwood Trust, Inc.
One Belvedere Place, Suite 300
Mill Valley, CA 94941

EXHIBIT A

Deferral Election

[to be separately attached]

A-1

EXHIBIT B - Restrictive Covenants

1.	Non-Disparagement. While providing services to the Company and thereafter, the Participant agrees not to make negative comments or statements about, or otherwise criticize or disparage, in any format or through any medium, the Company or any entity controlled by, controlling or under common control with the Company (“Affiliates”) or any of the officers, directors, managers, employees, services, operations, investments or products of the Company or any of its Affiliates. For purposes of the foregoing sentence, disparagement shall include, but not be limited to, negative comments or statements intended or reasonably likely to be harmful or disruptive to a person’s or entity’s respective business, business reputation, business operations, or personal reputation.

2.	Non-solicitation. While providing services to the Company and, for a period of one (1) year thereafter, the Participant shall not directly or indirectly solicit, induce, or encourage any employee or consultant of any member of the Company and its subsidiaries or Affiliates to terminate their employment or other relationship with the Company and its Affiliates or to cease to render services to any member of the Company and its subsidiaries or Affiliates and the Participant shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity. While providing services to the Company and thereafter, the Participant shall not use any trade secret of the Company or its subsidiaries or Affiliates to solicit, induce, or encourage any customer, client, vendor, or other party doing business with any member of the Company and its subsidiaries or Affiliates to terminate its relationship therewith or transfer its business from any member of the Company and its subsidiaries or Affiliates and the Participant shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

3.	Confidentiality. The Participant shall keep secret and retain in the strictest confidence all confidential, proprietary and non-public matters, tangible or intangible, of or related to the Company, its stockholders, subsidiaries, affiliates, successors, assigns, officers, directors, attorneys, fiduciaries, representatives, employees, licensees and agents including, without limitation, trade secrets, business strategies and operations, seller, counterparty and customer lists, manufacturers, vendors, material suppliers, financial information, personnel information, legal advice and counsel obtained from counsel, information regarding litigation, actual, pending or threatened, research and development, identities and habits of employees and agents and business relationships, and shall not disclose them to any person, entity or any federal, state or local agency or authority, except as may be required by law; provided that, in the event disclosure is sought as a result of any subpoena or other legal process initiated against the Participant, the Participant shall immediately give the Company’s General Counsel written notice thereof in order to afford the Company an opportunity to contest such disclosure (such notice to be delivered to: Redwood Trust, Inc., One Belvedere Place, Suite 300, Mill Valley, CA, 94941, Attn: General Counsel).

4.	Exceptions. Nothing herein shall prohibit or restrict the Participant from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal or state regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s Human Resources, Legal, or Compliance Departments; (iii) testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of the Sarbanes-Oxley Act of 2002, any federal, state or municipal law relating to fraud or any rule or regulation of any self-regulatory organization; or (iv) filing a charge with, reporting possible violations to, or participating or cooperating with the Securities and Exchange Commission or any other federal, state or local regulatory body or law enforcement agency (each a “Governmental Agency”). Nothing herein shall be construed to limit the Participant’s right to receive an award for any information provided to a Governmental Agency in relation to any whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation. In addition, notwithstanding the foregoing obligations, pursuant to 18 U.S.C. § 1833(b), the Participant understands and acknowledges that the Participant shall not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

B-1